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Exhibit 2.1

                            ASSET PURCHASE AGREEMENT


This Asset Purchase Agreement (the "Agreement") dated this 20th day of January 2003, among Telecommunication Products, Inc. a Colorado corporation and publicly traded company located at 9171 Wilshire Blvd, Suite B, Beverley Hills, CA. 90210 ("Buyer") and Omega Funding, Inc, a privately held corporation located 23402 Savona Ct, Boca Raton FL 33433 ("Seller") hereafter collectively referred to as the "Parties".

                                    RECITALS

Buyer is a SEC reporting company, publicly traded under the symbol TCPD organized in Colorado, and engaged in the business of videoconferencing, developing and providing video on demand systems and otherwise exploting the internet and communication based data systems.

Seller is a privately held corporation, wholly owned by Nina L Cannon, which owns certain assets free and clear of any encumbrances which it desires to sell to the buyer.

                                   WITNESSETH:

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, certain assets of Seller:

THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

ARTICLE 1. TRANSFER OF ASSETS

Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller at the Closing described in Article 3 hereof, the property described below and collectively referred to in this Agreement as all of the assets and properties of Seller held by Seller in the eighty thousand square foot warehouse located at 3436 Lebanon Pike, Hermitage, TN including miscellaneous parts and hardware as well as those assets listed in Exhibit A attached hereto, collectively referred to in this Agreement as the "Assets."

1.1 LISTED PROPERTY. All of the property and assets of Seller described in Exhibit A attached hereto.


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1.2      MISCELLANEOUS PROPERTY. All of the assets and properties of Seller held by Seller in the eighty thousand square foot warehouse located at 3436 Lebanon Pike, Hermitage, TN, including miscellaneous parts and hardware.

1.3 DELIVERY. At the Closing, Seller shall deliver to Buyer the equipment as set forth in Schedule 1.2, or appropriate documents transferring the ownership of the Equipment, free of any claim or encumbrance. Good and marketable title to all such equipment shall be transferred on delivery, free and clear of any encumbrances.

ARTICLE 2. PURCHASE PRICE

2.1 PAYMENT OF PURCHASE PRICE. In consideration for the transfer and assignment by Seller of the Assets, and in consideration of the representations, warranties and covenants of the Seller set forth herein, Buyer on the conditions set forth herein and subject to the provisions in Article 9 state that:

(a) The Buyer shall pay to the Seller the sum of Five Thousand ($5,000) US Dollars upon execution of this agreement.

(b) The Buyer shall pay to the Seller the sum of Forty Five Thousand ($45,000) US Dollars on or before February 28, 2003.

(c) The Buyer shall pay to the Seller the sum of Fifty Thousand ($50,000) US Dollars on or before March 25, 2003.

(d) Buyer shall have issued 1,900,000 shares of Telecommunication Products, Inc ("TCPD") restricted common stock (hereinafter referred to as the "Shares") to the Seller within fifteen (15) business days after the execution of this agreement.

(e) If, one (1) year from the date of closing, TCPD's common shares are selling in the open market at less than one ($1.00) US dollar per common share, Buyer shall issue to Seller sufficient additional shares of Buyer's common stock to reach a total value of one million nine hundred thousand ($1,900,000) US dollars in TCPD's common shares.

(f) All of the common shares issued to Seller under this agreement shall be subject to SEC Rule 144 restrictions. In addition, the Sellers agree not to liquidate in the open market more than five thousand (5,000) shares of TCPD's common stock in any one day, or more than fifteen thousand (15,000) shares of TCPD's common stock in any one calendar week without Buyer's written approval.

(g) Buyer agrees to assume the lease on the warehouse located at 3436 Lebanon Pike, Hermitage, TN and render all warehouse lease payments thereunder, contingent upon agreement in writing by the landlord (who is the Oak Valley Partnership) of the warehouse, to waive all lease monthly payments through June 30, 2003. Rent beginning July 1, 2003 through December 31, 2003 will be at the rate of five thousand ($5,000) dollars per month.


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(h)      Buyer agrees to pay the full rent payable to the Warehouse landlord for calendar year 2004 pursuant to the lease therefore, which will continue at the rate of five thousand ($5,000) US dollars per month. If however, the then current market trading price of TCPD's common stock is no less than $1.50 on Jan 2, 2004, the payments of rent for all of calendar year 2004 will be waived.

2.2      PAYMENT IN IMMEDIATELY AVAILABLE FUNDS. The Purchase Price set forth in
         Section 2.1 shall be paid in immediately available funds, either by cashier's check or by wire transfer, on terms and conditions satisfactory to the recipient thereof, or in the form of stock, as the case may be.

2.3 SALES AND TRANSFER TAXES. Seller shall be responsible for the payment of any sales or transfer taxes associated with the transfer of the Acquired Assets to Buyer.


ARTICLE 3. THE CLOSING

The closing of the purchase and sale of the Assets by Seller to Buyer (the "Closing") shall take place at the offices of Buyer, located at 9171 Wilshire Blvd, Suite B, Beverley Hills, CA 90120 on or before 10;00 AM local time, on December 31, 2002, or at such other place and/or time as the parties may agree in writing (the "Closing Date"). In the event that the conditions specified in this Agreement have not been fulfilled by such date, Buyer may extend the Closing Date for a period or periods not exceeding an aggregate of 30 days by giving written notice to the Seller.

Buyer shall perform its due diligence inspection of Sellers; equipment, properties, contracts and all other items reasonably necessary to complete the inspection on or before the Closing Date of closing set forth above.

3.1 SELLERS OBLIGATIONS AT THE CLOSING. At the Closing, Sellers shall deliver or cause to be delivered to Buyer:

         (a) instruments of assignment and transfer of all of the Assets of Seller to be transferred hereunder, in form and substance satisfactory to Buyer's counsel;

         (b) instruments of assignment and transfer of all contracts being transferred by seller to buyer as outlined in Exhibit A.

         (c) The certificate of the President or Secretary of the seller confirming that proper minutes and resolutions of the seller's Board of Directors and shareholders have been secured prior to the Closing whereby the Assets have been approved.


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Simultaneously with the consummation of the transfer, Seller, through its officers, agents, and employees, shall put Buyer into full possession and enjoyment of all the Assets to be conveyed and transferred by this Agreement. Seller, at any time before or after the closing Date, shall execute, acknowledge, and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Buyer and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to possession, any or all property and assets to be conveyed and transferred by this Agreement. If requested by Buyer, Seller further agree to prosecute or otherwise enforce in their own names for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in either of the Sellers name. Any prosecution or enforcement of claims, rights, or benefits under this Section shall be solely at Buyer's expense; unless Seller make the prosecution or enforcement necessary by breach of this Agreement.

3.2 BUYER'S OBLIGATIONS AT CLOSING. Subject to the provision of Article 9, at the Closing, Buyer shall deliver to Seller the following instruments and documents against delivery of the items specified in Section 3.1:

         a) Buyer Stock Certificates issued in the name of Omega Funding, Inc. for 1,900,000 shares of restricted common stock;

         b) the certificate of the President or Secretary of the Buyer confirming that proper minutes and resolutions of the Buyer's Board of Directors have been secured prior to the Closing whereby the purchase of the Assets has been approved.


ARTICLE 4. ASSUPTION OF LIABILITIES

Buyer is not assuming any debt, liability or obligation of Seller, except the warehouse lease as outlined above in Article 2.

ARTICLE 5. EXCISE AND PROPERTY TAXES

Seller shall pay all sales, use and transfer taxes arising out of the transfer of the Assets and shall pay its portion, prorated as of the Closing Date, of state and local personal property taxes of the business. Buyer shall not be responsible for any business, occupation, withholding or similar tax, or for any taxes of any kind related to any period before the Closing Date.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, hereby represent and warrant to Buyer that the following facts and circumstances are, and except as contemplated hereby, at all times up to the Closing Date will be true and correct, and hereby acknowledge that such facts and circumstances constitute the basis upon which Buyer is induced to enter into and perform this Agreement. Each warranty set forth in this Article 6 shall survive the Closing and any investigation made by or on behalf of Buyer.

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6.1      ORGANIZATION. Good Standing and Qualification. Sellers is a corporation duly organized, validly existing, and in good standing under the laws of Florida, has all necessary powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to transact interstate business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary.

6.2 Absence of Specified Changes Since December 1, 2002, there has not been any:

         (a)      material adverse change in the assets of Seller;

         (b) destruction, damage to, or loss of any assets of Seller (whether or not covered by insurance) that materially and adversely affects the financial condition of Seller;

         (c) change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Seller;

         (d)      revaluation by Seller of any of its assets;

         (e)      sale or transfer of any asset of Seller;

         (f)      mortgage, pledge or other encumbrance of any asset of Seller;

         (g) other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, assets or prospects of Seller; or

         (h) agreement by Seller to do any of the things described in the preceding clauses (a) through (g).

6.3 TAX RETURNS AND AUDITS. Within the times and in the manner prescribed by law regarding the Assets being purchased, Seller has filed all domestic and foreign, federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. There are no present disputes as to taxes of any nature payable by Seller.

6.4 INVENTORIES. No items included in the Seller's inventories have been pledged as collateral or are held by the Seller on consignment from others.

6.5 OTHER TANGIBLE PERSONAL PROPERTY. The Equipment described in Exhibit A of this Agreement constitutes all the items of tangible personal property owned by, in the possession of, or used by Seller in connection with the assets sold pursuant to this Agreement.


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6.6      TITLE TO ASSETS. Seller has good and marketable title to all of the
         Assets and interests in Assets, whether personal, tangible, and intangible, which constitute all the Assets and interests in assets that are used in the business of Seller to be sold pursuant to this Agreement. All the Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, (i) the lien of current taxes not yet due and payable; and (ii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of the Assets, nor materially impair business operations. All tangible personal property of Seller is in good operating condition and repair, ordinary wear and tear excepted. Except as set forth on the appropriate SCHEDULE listing such Assets, neither any partner, nor any individual or employee of Seller, nor any spouse, child or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the personal property owned by Sellers.

6.7 INSURANCE POLICIES. SCHEDULE B to this Agreement is a description of all insurance policies held by Seller concerning the Assets. All these policies are in the respective principal amounts set forth in SCHEDULE B Seller has maintained and now maintains (i) insurance on all the Assets of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure.

6.8 COMPLIANCE WITH LAWS. Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable environmental, health, building, zoning or other law, ordinance or regulation) affecting the Assets or the operation of its business to be sold pursuant to this Agreement.

6.9 LITIGATION. Except as set forth in SCHEDULE C, there is no suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending, or to the best knowledge of Seller, threatened, against or affecting Seller, or any of its business, assets or financial condition. Seller is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality. Except as set forth in Schedule C, Seller is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

6.10 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of Seller or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Seller is a party or by which Seller or the Assets are bound; (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller; (iv) the creation or imposition of any lien, charge or encumbrance on any of the Assets; or
         (v) the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Seller or the Assets.


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6.11     AUTHORITY AND CONSENTS. Seller has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any persons or entity other than Seller are necessary in connection with it. The execution and delivery of this Agreement by Seller have been duly authorized by all necessary corporate action of Seller (including any necessary action by Seller's security holders), and this Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

6.12 DOCUMENTS DELIVERED. Each copy or original of any agreement, contract or other instrument which is identified in any exhibit delivered by Seller or their counsel to Buyer (or its counsel or representatives), whether before or after the execution hereof, is in fact what it is purported to be by the Seller and has not been amended, canceled or otherwise modified.

6.13 FULL DISCLOSURE. None of the representations and warranties made by Seller or made in any letter, certificate or memorandum furnished or to be furnished by Seller, or on their behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made misleading. There is no fact known to Seller which materially adversely affects, or in the future may (so far as Seller can now reasonably foresee) materially adversely affect the condition, Assets, liabilities, business operations or prospects of Seller that has not been set forth herein or heretofore communicated to Buyer in writing pursuant hereto.

6.14 BULK SALES PROVISIONS. Seller in compliance with the bulk sales provisions of the California Uniform Commercial Code-Bulk sales is selling less than one-half of the Seller's inventory and equipment, as measured by the value on the date of this Agreement is entered into by the Seller.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER.

Buyer, represent and warrant to the Seller and the Shareholders as follows:

7.1 ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

7.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes a valid and binding obligation of the Seller, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.


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7.3      CONSENTS AND APPROVALS: NO VIOLATION. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will conflict with or result in any breach of any provision of the Articles of Incorporation or by-laws of Buyer or any Subsidiary, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority,

7.4 LITIGATION. ETC. Except as disclosed by the Buyer, there is no action, claim, or proceeding pending or, to the knowledge of Buyer, threatened, to which Buyer is or would be a party before any court or Governmental Authority acting in an adjudicative capacity or any arbitrator or arbitration tribunal with respect to which there is a reasonable likelihood of a determination having, or which, insofar as reasonably can be foreseen in the future would have, a material adverse effect on Buyer.

7.5 COMPLIANCE WITH LAW AND PERMITS. Buyer has owned and operated its properties and assets in substantial compliance with the provisions and requirements of all laws, orders, regulations, rules and ordinances issued or promulgated by all Governmental Authorities having jurisdiction with respect thereto. All necessary governmental certificates, consents, permits, licenses or other authorizations with regard to the ownership or operation by Buyer of their respective properties and assets have been obtained and no violation exists in respect of such licenses, permits or authorizations. None of the documents and materials filed with or furnished to any Governmental Authority with respect to the properties, assets or businesses of Buyer contains any untrue statement of a material fact or fails to state a material fact necessary to make the statements therein not misleading.

7.6 TCPD COMMON STOCK. The shares to be issued pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of the this Agreement, will be validly authorized and issued and fully paid and nonassessable, and no shareholder of Buyer will have any preemptive rights or dissenter's right with respect thereto.

ARTICLE 8. SELLERS OBLIGATIONS BEFORE CLOSING.

Seller covenants that, except as otherwise agreed in writing by Buyer, from the date of this Agreement until the Closing:

8.1 BUYER'S ACCESS TO PREMISES AND INFORMATION. Buyer and its counsel, accountants and other representatives shall be entitled to have full access during normal business hours to all Seller's properties, books, accounts, records, contracts and documents of or relating to the Assets. Seller shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances and properties of Seller that may reasonably be requested.


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8.2      CONDUCT OF BUSINESS IN NORMAL COURSE. Seller shall carry on its business and activities diligently and in substantially the same manner as it previously has been carried on, and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation that will vary materially from the methods used by Seller as of the date of this Agreement.

8.3 PRESERVATION OF BUSINESS RELATIONSHIPS. Seller shall use its best efforts, without making any commitments on behalf of Buyer, to preserve its business organization intact, to keep available to Seller its present employees, and to preserve its present relationships with suppliers, customers and others having business relationships with it.

8.4 MAINTENANCE OF INSURANCE. Seller shall continue to carry its existing insurance, if any, subject to variations in amounts required by the ordinary operations of its business. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties which, at the date of this Agreement, Seller carries on any of the Assets or in respect of its operations shall be increased by such amount or amounts as Buyer shall specify. Seller shall cause Buyer to be named as an additional insured on each existing insurance policy carried by Seller.

8.5 NEW TRANSACTIONS. Seller shall not do, or agree to do without the prior written consent of the Buyer, any of the following acts:

         (a) enter into any contract, commitment or transaction not in the usual and ordinary course of its business; or

         (b) enter into any contract, commitment or transaction in the usual and ordinary course of business involving an amount exceeding $1,000.00, individually, or $5,000.00 in the aggregate; or

         (c) sell or dispose of any capital assets which are the subject of this purchase agreement.

8.7 EXISTING AGREEMENTS. Seller shall not modify, amend, cancel or terminate any of its existing contracts or agreements, or agree to do any of those acts.

8.8 CONSENT OF OTHERS. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Seller shall obtain the written consent of all Seller's partners and will furnish to Buyer executed copies of these consents to the assignment of the Assets.

8.9 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Seller shall use their best efforts to assure that all representations and warranties of Seller set forth in this Agreement and in any written statements delivered to Buyer by Seller under this Agreement will also be true and correct as of the Closing Date as if made on that date and that all conditions precedent to Closing shall have been met.


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8.10     SALES AND USE TAX ON PRIOR SALES. Seller agrees to furnish to Buyer a clearance certificate from the appropriate agencies and any related certificates that Buyer may reasonably request as evidence that all sales and use and other tax liabilities of Seller, if any (other than income tax liabilities) accruing before the Closing Date have been fully satisfied or provided for.

8.11 STATUTORY FILLINGS. Seller shall cooperate fully with Buyer in preparing and filing all information and documents deemed necessary or desirable by Buyer under any statutes or governmental rules or regulations pertaining to the transactions contemplated by this Agreement.

ARTICLE 9. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 9. Buyer may waive any or all of these conditions in accordance with Section 14.2 hereof, provided however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its representations, warranties or covenants under this Agreement.

9.1 ACCURACY OF SELLERS REPRESENTATIONS AND WARRANTIES. All representations and warranties by Seller in this Agreement or in any written statement that shall be delivered to Buyer by Seller under this Agreement shall be true on and as of the Closing Date as though made at that time.

9.2 SELLER PERFORMANCE. Seller shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

9.3 CERTIFICATION BY SELLER. Buyer shall have received a certificate, dated the Closing Date, signed and verified by Seller's managing partner, certifying, in such detail as Buyer and its counsel may reasonably request, that the conditions specified in Sections 9.1 and 9.3 have been fulfilled.

9.4 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

9.5 PARTNERSHIP APPROVAL. The execution and delivery of this Agreement by Seller, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary partnership action, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Seller.


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9.6      CONSENTS. All necessary agreements and consents of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Buyer.

9.7 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

9.8 CONDITION OF ASSETS. The Assets shall not have been materially or adversely affected in any way as a result of any sale, fire, accident, storm, or other casualty or labor or civil disturbance or act of God or the public enemy.

9.9 RESALE CERTIFICATE. Buyer shall have received from Seller a sales tax resale certificate or other comparable document, as appropriate, reasonably satisfactory to Buyer, with respect to the Assets being purchased by Seller for resale.

9.10 VALUATION OF ASSETS. Buyer shall have accepted the valuation of the Assets, as set forth on the schedules attached hereto (as adjusted as of the Closing Date).

9.11 COMPLETION OF DUE DILIGENCE. All due diligence reasonably required by the Buyer has been completed, and the results of such due diligence are satisfactory to the Buyer in its sole discretion and judgement with regard to all aspects of the transaction, including by not limited to matters relating to the Assets, or the intellectual property or financial prospects of the business to be sold pursuant to this Agreement.

9.12 COMPLIANCE WITH BULK SALES LAWS. The parties have complied with all applicable Bulk Sales Laws or similar provisions, as necessary.

ARTICLE 10. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions:

10.1 ACCURACY OF BUYER'S REPRESENTATIONS AND WARRANTIES. All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement shall be true on and as of the Closing as though such representations and warranties were made on and as of that date.

10.2 BUYER'S PERFORMANCE. Buyer shall have performed and complied with all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.


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10.3     BUYER'S CORPORATE APPROVAL. Buyer shall have received corporate authorization and approval for the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill the obligations of Buyer to be performed under this Agreement on or before the Closing Date.

ARTICLE 11. SECURITIES ASPECTS OF AGREEMENT

11.1 All parties to this Agreement mutually understand, agree and covenant that any referenced sale or other disposition of any security under this Agreement shall be controlled and governed by this section. Specifically should there arise any conflict of application or interpretation under this section and any other provision or section of this Agreement; this section shall be given primary definition and control. The term "securities" for the purposes of this Agreement shall mean and include all shares of TCPD, and any warrants to acquire those shares as well as any other instrument or obligation customary or commonly described as a security. Each of the following terms and conditions of the issuance and distribution of the securities shall be fully applicable unless otherwise specifically waived or treated in the following paragraphs.

11.2 Each security issued pursuant to the terms of this Agreement shall be a "restricted" security unless otherwise specifically referenced as being issued pursuant to a registration or offering.

11.3 Seller understands and agrees that a restricted security for the purposes of this Agreement is one, which is issued without meeting registration requirements under both federal and state law within the United States. Each party to this Agreement further agrees and acknowledges that the nature of restricted security is that it is not freely tradable. That is, the holder of such security cannot immediately market or further distribute such security in the open market, or through private transactions without the express written consent of the issuer.

11.4 Seller fully acknowledges and understands that the resale of a restricted security will normally require substantial holding periods unless subsequently subject to an intervening registration under applicable federal and state securities laws. Seller acquiring restricted stock under this Agreement further acknowledges and agrees that the principal, though not exclusive, means by which restricted securities are resold under United States law and conforming state laws and regulations is Securities and Exchange Commission ("SEC") Rule 144, which essentially requires a holding period of one year before the stock can be resold or any interest therein further sold or assigned. In general terms, Rule 144 would require that there be current public information about the Company before the provisions of the Rule could be relied upon for subsequent resale, that the aforementioned holding period had been met, that the sales occurred through independent arms-length and unsolicited brokerage transactions, that certain volume limitations on the number of shares sold in each three month period be observed, and that a report of sales will be filed with the SEC. Seller understands that the foregoing constitutes only a general description of Rule 144 and that such person is or has the means to become familiar with all of the specific provisions and terms of Rule 144 through his independent legal advisors. Sellers further acknowledges and agrees that while Rule 144 is not exclusive, that it is anticipated and intended that it would be the primary means by which securities acquired under this Agreement could be resold absent the specific registration provisions of this Agreement.


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

11.5 Seller further acknowledges and agrees that, except as specifically provided by the terms of this Agreement, none of the corporate parties will have any obligation to register securities issued, and have no present intention to register such securities other than is specifically provided for by this Agreement. Each person under this Agreement acquiring securities further understands and agrees that individual registration of securities, absent registration by the issuer, is usually not practical and should not be relied upon as a means for resale or other distributions of securities acquired under this Agreement.

11.6 Any entity acquiring securities pursuant to this Agreement with the intent to divide such securities among its principal shareholders as part of the acquisition process, will be responsible for obtaining the knowledgeable consent and agreement of such actual shareholder to the terms of this Agreement, specifically referencing this paragraph.

11.7 Seller fully understands and agrees that should such person be deemed to be in a "control" position as to Buyer incident to the completion of this Agreement, that such person must comply with the volume limitations of Rule 144 to complete sales of his or her securities acquired, except for securities which have been otherwise registered pursuant to this Agreement. A control person has been defined by the SEC, and by most state securities regulatory agencies, as a person who has the capacity to exercise control over the issuing company. While no precise mathematical formulation of a control person is applicable to all situations, the following are generally presumed to be control people:

         (i) a person holding 10% or more of the shares of the issuing company;

         (ii)     any principal officer or any director of the issuing company.

11.8 Seller represents that it is acquiring the Shares for its own account, for investment and not with a view to the distribution or resale thereof. The Seller further represent that their financial and other circumstances are such that they have adequate means of providing for their current and anticipated future needs without having to sell or otherwise dispose of the Shares, and that the Seller are able to bear the economic risks of this investment and consequently are able to hold the Shares for an indefinite period of time and to sustain the loss of their entire investment in the Shares, in the event such a loss should occur.


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

11.9 Seller acknowledges and represents that, due to its knowledge and experience in financial and business matters, its investment experience generally and its experience with investments similar to the Shares in particular, Seller, either alone or together with its advisors, if any, is able to understand and merits of, and the risks involved in, its proposed investment in the Shares. Seller, either alone or together with its advisors, if any, has the capacity to protect its own interests in connection with this transaction.

11.10 Seller acknowledges that the Buyer or TCPD have furnished or made available to Seller all financial and other data relating to TCPD, required by Seller to enable it to make an informed decision concerning its approval of this transaction and its resulting acquisition of the Shares. In particular, Seller acknowledges that it has received and reviewed the financial statements of TCPD for the past two years and complete copies of all of TCPD's SEC Reports for such period. Seller is aware of, and has thoroughly evaluated, to its own satisfaction, the high degree of risk associated with investing in TCPD, including but not limited to, the specific risks associated with TCPD's business and the risks associated with the ownership of common stock.

ARTICLE 12. FORM OF AGREEMENT

12.1 HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

12.2 ENTIRE AGREEMENT: MODIFICATION: WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

12.3 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of, which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 13. PARTIES

13.1 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third persons any right of subrogation or action over against any party to this Agreement.


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

13.2 ASSIGNMENT. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns. Buyer agrees to obtain the written consent of Seller if Buyer sells, assigns or otherwise transfers all or any ownership interest in a material portion of the Assets prior to the time that the Buyer has completed the terms of payment above in Article 2. Seller agrees not to unduly withhold its consent to any sale, assignment or transfer of the assets after written notice is served upon it according to the terms of this Agreement. Seller shall give its written consent to the Buyer within five (5) days of receipt of the Buyer's request for Seller's consent. An assignment of the purchase to TCPD in hereby agreed to by the Seller.

ARTICLE 14. REMEDIES

14.1 RECOVERY OF LITIGATION COSTS. If any legal action or any arbitration or other proceeding so brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

14.2 CONDITIONS PERMITTING TERMINATION. Subject to the provisions of Article 3 relating to the postponement of the Closing Date, either party may on or prior to the Closing Date terminate this Agreement by written notice to the other, without liability to the other, if any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree or order that would prevent or make unlawful the carrying out of this Agreement.

14.3 DEFAULTS PERMITTING TERMINATION. If either Buyer or Seller materially defaults in the due and timely performance of any of its warranties, covenants, or agreements under this Agreement, the non-defaulting party or parties may on the Closing Date give notice of termination of this Agreement, in the manner provided in Article 16. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective five days after the Closing Date, unless the specified default or defaults have been cured on or before this effective date for termination. Upon material default of the Buyer's payment obligations under this Agreement, the Seller may foreclose its security interest in the assets as referred to in paragraph 2(f) above.

ARTICLE 15. NATURE AND SURVIVAL OF REPRESENTIONS AND WARRANTIES

All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for in it, shall survive the Closing.


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

ARTICLE 16. NOTICES

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

Buyer:
                                                Telecommunication Products, Inc.
                                                9171 Wilshire Boulevard, Suite B
                                                Beverly Hills, California 90210
                                                Attn; Dennis H. Johnston, Esq

                                                Telephone: (310)281-2571
                                                Facsimile:  (310)281-2574


Sellers:
                                                Omega Funding, Inc.
                                                23402 Savona Court
                                                Boca Raton, Florida 33433
                                                Attn: Nina Cannon
                                                Telephone: (561) 361-0039
                                                Facsimile:  (561) 361-0515



Any party may change its address for purposes of this Article by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE 17.  GOVERNING LAW

This Agreement shall be construed in accordance with, and governed by the laws of the State of Florida.

ARTICLE 18. MISCELLANEOUS

18.1 ANNOUNCEMENTS. None of Sellers will make any announcements to the public or to employees of Seller concerning this Agreement or the transactions contemplated hereby without the prior approval of Buyer, which will not be unreasonably withheld. Notwithstanding any failure of Buyer to approve it, Sellers may make an announcement of substantially the same information as theretofore announced to the public by Buyer or any announcement required by applicable law, but Seller shall in either case notify Buyer of the contents thereof reasonably promptly in advance of its issuance.

18.2 REFERENCES. Unless otherwise specified, references to Sections or Articles are to Sections or Articles in this Agreement.



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



IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

BUYER: TELECOMMUNICATION PRODUCTS, INC.
a  Colorado corporation


By                                            Date:
   --------------------------------                 -------------------------
Its: Chief Executive Officer


SELLER: OMEGA FUNDING, INC.
a Florida corporation


By /s/ Nina L. Cannon                         Date:
   --------------------------------                 -------------------------
    Nina L. Cannon
    Its; President & Sole Shareholder.




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